Exhibit 10.1

THIS NON-CONVERTIBLE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THIS NON-CONVERTIBLE NOTE MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

THIS NON-CONVERTIBLE NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET. SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE DATE HEREOF, ISSUE PRICE, AMOUNT OF OID PER $1,000 OF PRINCIPAL AMOUNT AND YIELD TO MATURITY FOR PURPOSES OF THE OID RULES, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 1177 ENCLAVE PARKWAY, SUITE 300, HOUSTON, TEXAS 77007, FAX: (281) 899-5702.

HARVEST NATURAL RESOURCES, INC.

15.0% NON-CONVERTIBLE SENIOR SECURED PROMISSORY NOTE DUE 2020

US$25,225,000	June 19, 2015

FOR VALUE RECEIVED, Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), hereby promises to pay to CT Energy Holding SRL, a Barbados society with restricted liability (“Holder”), in New York, New York, at such address or pursuant to such wire instructions as Holder shall notify Company of in writing, on or before the Maturity Date (as defined below), in lawful money of the United States of America, the principal amount of TWENTY-FIVE MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($25,200,000.00), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), as follows:

1. Subject to Purchase Agreement. This Non-Convertible Note is issued pursuant to the Securities Purchase Agreement, dated as of even date herewith, among the Company, the Subsidiary Guarantors party thereto, the Holder, and CT Energy Holding SRL, as Collateral Agent (as from time to time amended, the “Purchase Agreement”), and is entitled to the benefits and subject to the conditions thereof, including without limitation all benefits, obligations, covenants and conditions regarding payment, prepayment, limitation of interest, beneficial ownership amounts, restrictive and other covenants and notice, amendment and other provisions, and is to be read in conjunction therewith. No provision of this Non-Convertible Note may be amended, waived or modified except as provided in the Purchase Agreement. To the extent that any provision of this Non-Convertible Note conflicts with the express provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and be controlling.

2. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth therefor in the Purchase Agreement. The following terms, when used herein, shall have the meaning set forth below:

“Applicable Law” shall mean the law in effect from time to time and applicable to the transactions between the parties hereto pursuant hereto which lawfully permits the charging and collection of the highest permissible lawful non usurious rate of interest on such transactions, including laws of the State of New York, and to the extent controlling and providing for a higher lawful rate of interest, laws of the United States of America.

“Interest Payment Date” is defined in Section 3.

“Make-Whole Price” means, as of any date of determination and with respect to any outstanding principal amount of Non-Convertible Notes, the greater of (i) 100% of such outstanding principal amount of Non-Convertible Notes, and (ii) the sum of the present values as of such date of determination of (A) such outstanding principal amount of Non-Convertible Notes, assumed, for the purpose of determining the present value thereof, to be paid on the earlier of the Stated Maturity of this Non-Convertible Note or the date that is two years after the date of determination (such date, the “Make-Whole Outside Date”, and (B) all remaining payments of interest (excluding interest accrued to the prepayment date) scheduled to become due and payable after the date of determination and on or before the Make-Whole Outside Date with respect to such outstanding principal amount of Non-Convertible Notes, in the case of each of the foregoing clauses (ii)(A) and (B), computed using a discount rate equal to the Treasury Rate as of the date of determination plus 50 basis points.

“Maturity Date” means June 19, 2020 or, if on or before such date (a) the Claim Date has occurred and (b) the Stock Appreciation Date did not occur on or prior to the Claim Date, June 19, 2022.

“Maximum Rate” means the maximum lawful non usurious rate of interest, if any, which under Applicable Law Holder is permitted to charge the Company on the obligations evidenced by the Notes from time to time. If, however, during any period interest accruing on the Notes is not limited to any maximum lawful non usurious rate of interest under Applicable Law, then during each such period the “Maximum Rate” shall be equal to a per annum rate of 2% plus the rate of interest expressly provided for in this Non-Convertible Note as in effect immediately following the date hereof.

“Stockholder Meeting” means the first annual meeting of the Company’s stockholders held after the date of this Non-Convertible Note.

“Treasury Rate” means, as of any date of determination, the yield to maturity, as of such date of determination, of the most recently issued U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (“Statistical Release”) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from the redemption date to the Make-Whole Outside Date; provided, however, that if the period from such date to the Make-Whole Outside Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

3. Payments. All outstanding principal and accrued but unpaid interest on this Non-Convertible Note shall be due and payable on the Maturity Date. Holder must surrender this Non-Convertible Note to the Company to collect principal payments. Accrued unpaid interest on the outstanding principal balance hereof shall be due and payable by the Company to Holder on the first Business Day of each January, April, July and October, commencing October 1, 2015 (each, an “Interest Payment Date”). The unpaid principal balance of this Non-Convertible Note shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed), from the date hereof until such principal is paid, compounded quarterly at the rate of 15.00% per annum, or, if the Claim Date occurs at such a time as the Stock Appreciation Date has not occurred, 8.00% per annum from and after the Claim Date. All such interest shall be due and payable upon maturity, howsoever such maturity may occur (whether by acceleration nor otherwise), or upon the repayment of this Non-Convertible Note as provided herein. During the continuance of an Event of Default, the outstanding principal amount of this Non-Convertible Note shall bear interest at a rate that is 2.00% per annum higher than the rate of interest otherwise applicable hereto. All payments on this Non-Convertible Note shall be made in lawful money of the United States of America by wire transfer to an account or accounts as directed by Holder, or as otherwise agreed by Holder and the Company.

4. Prepayment. The Company may, from time to time, prepay all or a portion of this Non-Convertible Note, upon not less than ten days’ written notice, at a prepayment price equal to the Make-Whole Price, as of the prepayment date, with respect to the principal amount of the Convertible Note being prepaid, plus accrued and unpaid interest, if any, on the principal amount of this Convertible Note being prepaid to the prepayment date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. Prepayment may be made by such wire transfer instructions as Holder may provide, or otherwise by check delivered to Holder’s address for notices set forth in the Purchase Agreement. Any prepayment may, at the Company’s discretion, be subject to one or more conditions precedent stated in the notice of prepayment.

5. Secured Obligations. The Convertible Note and this Non-Convertible Note are senior secured obligations of the Company. Payment of this Non-Convertible Note is secured pursuant to the terms of that certain Security Agreement entered into by and between the Company, the other grantors party thereto and the Collateral Agent, dated as of even date herewith (the “Security Agreement”). The payment by the Company of the principal of, and premium and interest on, this Non-Convertible Note and other obligations under the Purchase Agreement and the Notes shall be fully and unconditionally guaranteed on a joint and several basis by each of the Subsidiary Guarantors to the extent set forth in the Subsidiary Guaranty.

6. Additional Liens. If the Claim Date occurs at such a time as the Stock Appreciation Date has not occurred, then the Company shall grant to Holder of this Non-Convertible Note a first-priority Lien and security interest in all of the Company’s right in or to any Venezuela Claim, as more fully set forth in the Security Agreement.

7. Events of Default; Remedies.

a. Each of the following is an “Event of Default”:

i. default in any payment of interest on any Note when due and such default continues for three (3) Business Days;

ii. default in the payment of the principal of, or premium, if any, on any Note when due at its Stated Maturity, upon declaration of acceleration or otherwise;

iii. failure by any Obligor to comply with any of its obligations under Sections 5.5, or 5.14 of the Purchase Agreement, or the second sentence of Section 5.13 of the Purchase Agreement, or, while the Petroandina Note is outstanding, failure by the Company to comply in any material respect with its obligations under Section 5.16 of the Purchase Agreement;

iv. failure by the Company or any of its Subsidiaries to comply with any of the other agreements contained in the Purchase Agreement, the Notes, or the other Documents (other than those referred to in clause (i) through (iii) above) for 30 days after the earlier of (i) written notice from Holders (if there is more than one Holder) of at least 25% in aggregate principal amount of the then outstanding Non-Convertible Notes and (ii) the time at which a Responsible Officer of the Company first has knowledge of the failure;

v. default under any agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), other than Indebtedness owed to the Company or a Subsidiary of the Company and Indebtedness set forth on Schedule 3.4 of the Purchase Agreement, whether such Indebtedness or guarantee now exists or is created after the date of this Non-Convertible Note, which default has not been cured prior to the expiration of any applicable grace period provided in such Indebtedness (“payment default”) and the unpaid principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a default, constitutes more than $3,000,000 in the aggregate at any one time;

vi. the Company, any Subsidiary Guarantor or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

a) commences a voluntary case or insolvency proceeding;

b) consents to the entry of an order for relief against it in an involuntary case or insolvency proceeding or consents to its dissolution or winding-up;

c) consents to the appointment of a Custodian of it or for any substantial part of its property;

d) makes a general assignment for the benefit of its creditors; or

e) takes any comparable action under any foreign laws relating to insolvency;

provided, however, that the liquidation of any entity into its parent, other than as part of a credit reorganization, will not constitute an Event of Default under this clause (vi);

vii. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a) is for relief against the Company, any Subsidiary Guarantor, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

b) appoints a Custodian of the Company, any Subsidiary Guarantor, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, or for any substantial part of its or their property; or

c) orders the winding up or liquidation of the Company, any Subsidiary Guarantor, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary;

or any similar relief is granted under any foreign laws and, in any case, such order or decree remains unstayed and in effect for 60 days;

viii. failure by the Company, any Subsidiary Guarantor, or any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, to pay when due final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, bonded, discharged or stayed for a period of 60 consecutive days following the entry of such judgment or decree; or

ix. any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Purchase Agreement) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Purchase Agreement, the Notes or its Subsidiary Guarantee.

b. If an Event of Default (other than an Event of Default specified in Sections 7(a)(vi) or (vii)) occurs and is continuing, Holders (if there is more than one Holder) of at least 25% in principal amount of all of the outstanding Notes may, by prior written notice (signed by such Holders) to the Company, declare, by sending written notice to the Company, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon sending such a notice of acceleration, such principal, premium and accrued and unpaid interest shall be due and payable immediately. In the event of the acceleration of the Notes because an Event of Default described in Section 7(a)(v) has occurred and is continuing, the acceleration of the Indebtedness evidenced by the Non-Convertible Notes shall be automatically annulled if the Event of Default or payment default triggering such Event of Default pursuant to Section 7(a)(v) shall be remedied or cured by the Company or a Subsidiary of the Company or waived by the Majority Noteholders of the Non-Convertible Notes within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Non-Convertible Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Non-Convertible Notes that became due solely because of the acceleration of the Non-Convertible Notes, have been cured or waived in writing. If an Event of Default specified in Sections 7(a)(vi) or (vii) with respect to the Company occurs and is continuing, an amount equal to (A) the Make-Whole Price in respect of the aggregate outstanding principal amount of all Non-Convertible Notes, calculated as of the day immediately preceding the date of such Event of Default, plus (B) accrued and unpaid interest with respect to all Non-Convertible Notes to the day immediately preceding the date of such Event of Default, shall automatically become and be immediately due and payable by the Company to the Holders of the Non-Convertible Notes without any declaration or other act on the part of any Holders. The Majority Noteholders of the Non-Convertible Notes may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

c. The Majority Noteholders of the Non-Convertible Notes may, by written notice signed thereby to the Company, waive an existing Default and its consequences to the extent provided in Section 8.3 of the Purchase Agreement. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

d. Any Holder of Non-Convertible Notes may exercise any remedy or conduct any proceeding available to Holders at the time and in the manner directed by the Majority Noteholders of the Non-Convertible Notes. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of Notes may pursue any remedy with respect to the Purchase Agreement or the Notes unless the Majority Noteholders of the Non-Convertible Notes have requested such Holder of Notes to pursue the remedy, such request to be evidenced by a certificate of an officer of such Holder, certifying that such Majority Noteholders have requested pursuit of such remedies, and delivered to the Company.

e. Notwithstanding any other provision of the Purchase Agreement or this Non-Convertible Note, the right of any Holder to receive payment of principal of, premium, if any, and interest on the Non-Convertible Notes held by such Holder, on or after the respective due dates expressed in the Non-Convertible Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

8. Absence of Stockholder Approval. At any time after a Stockholder Meeting at which Stockholder Approval has not been obtained, Holders of at least 25% in principal amount of all of the outstanding Non-Convertible Notes may, by prior written notice (signed by such Holders) to the Company, declare, by sending written notice to the Company, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Non-Convertible Notes to be due and payable. Such principal, premium and accrued and unpaid interest shall be due and payable on the day that is 60 days following the date on such notice is delivered to the Company. The Majority Noteholders of the Non-Convertible Notes may rescind such acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

9. Usury Savings Clause. It is the intent of the parties to the Purchase Agreement in the execution and performance thereof and hereof to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, the parties hereto and the Holder, by acceptance of this Non-Convertible Note, stipulate and agree that, as provided in Section 6.13 of the Purchase Agreement, none of the terms and provisions contained therein or herein shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate, or to pay an amount of interest in excess of that permitted to be charged under Applicable Law.

10. Waiver of Defenses. The Company and all sureties, endorsers and guarantors of this Non-Convertible Note waive demand, presentment for payment, notice of non payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Non-Convertible Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security, the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, to enforce payment of this Non-Convertible Note, to first institute suit or exhaust its remedies against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Non-Convertible Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them.

11. No Offsets. The Company agrees that all amounts under this Non-Convertible Note are payable without set-off, withholding, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived by the Company. If the indebtedness represented by this Non-Convertible Note or any part hereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Non-Convertible Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys’ fees and costs incurred by Holder.

12. Costs and Expenses. The Company shall, upon demand by Holder, promptly pay to Holder any and all costs and expenses, including legal expenses, collections costs and attorneys’ fees (whether or not legal proceedings are instituted including, without limitation, legal expenses and reasonable attorneys’ fees in connection with any bankruptcy proceedings), incurred or paid by Holder in protecting or enforcing Holder’s rights hereunder. Without limiting the generality of the foregoing, if this Non-Convertible Note is collected by suit or through the bankruptcy court, or any judicial proceeding, or if this Non-Convertible Note is not paid at maturity, however such maturity may be brought about, and it is placed in the hands of an attorney for collection (whether or not legal proceedings are instituted), then the Company agrees to pay, in addition to all other amounts owing hereunder, the collection costs and reasonable attorneys’ fees of the holder hereof.

13. Notices. Any notice or other communication required or permitted hereunder shall be given as provided in the Purchase Agreement.

14. Business Days. If any payment of principal or interest on this Non-Convertible Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

15. Miscellaneous. This Non-Convertible Note is binding upon the Company and its successors and assigns and inures to the benefit of Holder and its successors and assigns. Headings, subheadings and captions shall not be used to construe the meaning or intent hereof, and are intended for the convenience of the parties only.

16. Governing Law. THIS NON-CONVERTIBLE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Non-Convertible Note to be duly executed and delivered on and as of the day and year first written above.

HARVEST NATURAL RESOURCES, INC.

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

[Signature Page to Non-Convertible Note]